Purple Media Contact: Laura Finlayson Avalanche Strategic Communications One University Plaza, Suite 407 Hackensack, New Jersey 07601 email: laura@avalanchepr.com phone: 201-488-0049

PURPLE BEVERAGE COMPANY, INC. CHANGES ITS SYMBOL

Company’s New Ticker Symbol is PPBV

Ft. Lauderdale, Florida — January 7, 2008 - This morning Purple Beverage Company, Inc. (OTCBB: PPBV), commenced trading under its new symbol “PPBV” on the OTC Bulletin Board. Its CUSIP number remains 746387 10 9.

Purple Beverage Company, Inc. is an anti-oxidant beverage company that develops, markets, and distributes a unique beverage product. Its business strategy is to develop and market a unique line of beverage brands and products that will be positioned as a “better for you” beverage targeted to the growing category of New Age/Functional beverage consumers.

Purple Beverage Company Inc.’s first product is named “Purple,” a functional beverage that contains a high level of anti-oxidants from seven different fruit sources that are combined to make this product. The seven anti-oxidant-rich fruits combined in Purple’s unique formula are the natural juices of acai, black cherry, pomegranate, black currant, purple plum, cranberry, and blueberry.

“We are delighted that our new ticker symbol “PPBV” (PurPle BeVerage) is more associated with our brand. That was the next logical step to further enhance awareness for PURPLE,” said Ted Farnsworth, CEO of Purple Beverage Company, Inc. He continued, “With the help of industry veterans like Michael K. Lorelli, former president of Pepsi-Cola East, we will continue our exhaustive sales and marketing efforts to secure additional shelf space for our products on a national scale.” Mr. Farnsworth concluded, “Since the official debut of ‘Purple’ last summer, consumers and even celebrities like legendary recording artist Chaka Kahn have embraced it, skyrocketing PURPLE to its status as a top-selling beverage at growing number of retailers. Recent recommendations from some of the nation’s most respected national consumer magazines, like Health and Family Circle, coupled with increasing consumer demand, have resulted in a record number of requests from drug, specialty and health food stores to stock their shelves with PURPLE. Now, the hospitality industry is following suit and PURPLE is being served to customers at an increasing number of bars and eateries, like the renowned Palm Restaurant in New York City.”

About Purple Beverage Company, Inc.

Purple Beverage Company Inc.’s mission is to increase stockholder value through the sale and distribution of its anti-oxidant beverages. In 2005, revenue from the sale of functional beverages reached approximately $40 billion in the U.S., with forecasted sales in 2007 of $46.3 billion, reaching $53.9 billion by 2011. For more information, please visit www.drinkpurple.com.

Cautionary Statement Regarding Forward-Looking Statements

Information provided by Purple Beverage Company, Inc., such as online or printed documents, publications or information available via Purple’s website contains forward-looking statements that involve risks, uncertainties, assumptions and other factors, which, if they do not materialize or prove correct, could cause Purple’s results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” and similar words. These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.